Exhibit 12.1
Terremark Worldwide, Inc.
Ratio of Earnings to Fixed Charges and Preference Dividends
(In thousands)

									Nine Months
									Ended
	Year Ended March 31,								December 31,
	2009	2008	2007		2006		2005		2009
Earnings
Net loss	(10,569)	(42,228)	(14,952)		(37,149)		(9,859)		(30,492)
Plus: Income taxes	(79)	813	217		—		—		1,779
Fixed charges	39,818	37,461	30,808		27,236		18,704		43,416
Less: Interest capitalized	(4,690)	(1,598)	(209)		—		—		(2,276)

	24,480	(5,552)	15,864		(9,913)		8,845		12,427

Fixed Charges
Interest expense	29,980	32,105	28,215		25,049		15,494		36,649
Interest capitalized	4,690	1,598	209		—		—		2,276
Interest included in rent expense (33%)	5,148	3,758	2,384		2,187		3,210		4,491

Total fixed charges	39,818	37,461	30,808		27,236		18,704		43,416

Preference Dividends
Series H	—	—	—		30		30		—
Series I	807	794	676		727		915		703

	807	794	676		757		945		703

Ratio of earnings to fixed charges	— (a)	— (b)	—	(c)	—	(d)	—	(e)	—	(f)

Ratio of earnings to combined fixed charges and preference dividends	— (a)	— (b)	—	(c)	—	(d)	—	(e)	—	(f)

(a)	Due to our loss in 2009, the ratio coverage for both ratios was less than 1:1. The fixed charges exceeded earnings by $15.3 million and the combined fixed charges and preference dividends exceeded earnings by $16.1 million.

(b)	Due to our loss in 2008, the ratio coverage for both ratios was less than 1:1. The fixed charges exceeded earnings by $43.0 million and the combined fixed charges and preference dividends exceeded earnings by $43.8 million.

(c)	Due to our loss in 2007, the ratio coverage for both ratios was less than 1:1. The fixed charges exceeded earnings by $14.9 million and the combined fixed charges and preference dividends exceeded earnings by $15.6 million.

(d)	Due to our loss in 2006, the ratio coverage for both ratios was less than 1:1. The fixed charges exceeded earnings by $37.1 million and the combined fixed charges and preference dividends exceeded earnings by $37.9 million.

(e)	Due to our loss in 2005, the ratio coverage for both ratios was less than 1:1. The fixed charges exceeded earnings by $9.9 million and the combined fixed charges and preference dividends exceeded earnings by $10.8 million.

(f)	Due to our loss in the nine months ended December 31, 2009, the ratio coverage for both ratios was less than 1:1. The fixed charges exceeded earnings by $31.0 million and the combined fixed charges and preference dividends exceeded earnings by $31.7 million.